UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2023 (December 28, 2023)

GLOBAL TECHNOLOGIES, LTD

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25668	86-0970492
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Campus Dr., Suite 105 Parsippany, NJ 07054

(Address of Principal Executive Office) (Zip Code)

(973) 233-5151

(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	GTLL	OTC Markets “PINK”

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01 OTHER EVENTS

Entry into Letter of Intent to Acquire GOe3, LLC

On December 28, 2023, Global Technologies, Ltd (the “Company”) entered into a Letter of Intent (the “LOI”) to acquire GOe3, LLC (“GOe3”).

The LOI sets forth the proposed terms and conditions pursuant to which the Company and GOe3 intend to effect a business combination, as a result of which GOe3 will conduct business as a wholly-owned subsidiary of the Company (“Proposed Transaction”).

The Company anticipates that the Proposed Transaction will be structured as a share-for-share exchange, with the Company’s shareholders retaining 30% and GOe3 receiving 70% of the combined Company. The Company will designate a new preferred stock to issue to the GOe3 members in exchange for the membership units.

At Closing, Bruce Brimacombe will be named the Company’s President and appointed to the Company’s Board of Directors. Promptly following the closing, the Company will adopt a plan to apply for an uplist to a national exchange or the NASDAQ.

The Proposed Transaction has been approved by the Board of Directors of the Company and the Managing Members of GOe3 and is expected to close in the first quarter of CY 2024. The Transaction will be considered a “reverse merger” because the members of GOe3 will own more than a majority of the outstanding common stock of the Company following completion of the Proposed Transaction. In addition, the closing of the Proposed Transaction is subject to satisfaction of the following conditions: (i) satisfactory completion of due diligence review by both parties, (ii) the negotiation, execution and delivery of definitive agreements, (iii) satisfactory completion of an audit of GOe3’s financial statements, and (iv) approval by both the Company’s shareholders, limited partners of GOe3, as well as other customary closing conditions.

Both parties are restricted from engaging in discussions with other parties about an acquisition or similar transaction. Upon execution of a definitive agreement, the Company will file a Current Report on form 8-K with more details regarding the Proposed Transaction, including the capitalization of the Company upon the closing of the Proposed Transaction.

There can be no assurance that the Proposed Transaction will be completed as currently contemplated, or at all.

About GOe3, LLC

GOe3, LLC (“GOe3”) began operations on February 12, 2000. GOe3 intends on building and operating a network of universal electric vehicle (“EV”) charging stations within 45-75 miles of selected interstate highways across the U.S. GOe3 believes its patent-pending charging station design will be a vital component to the electric vehicle charging station expansion.

The GoE3 Platform includes:

●	GOe3’s Unique, Universal 50+ kW Combination Level 2/3 E³EV Charging Station
●	GOe3 Integrated Solar Deployment
●	GOe3 Travel Phone App and Integrated Business/Consumer Portals

Highlights:

●	Multiple patents pending, including networking charging stations;
●	Ability to charge any EV manufactured at the fastest possible rate (CHAdeMO, SAE quick charge when available, J1772, and Tesla supported);
●	Proprietary advertising/coupon portal supports geo-targeted marketing for surrounding businesses, creating exponential revenue potential; and
●	Phone App/Business Portal capitalizes on industry unique features to generate revenue e.g. hotel booking commissions, coupon revenue, business services revenue, user friendly data mining, sponsorships, and more.

Additional information about the GOe3 can be found at www.goe3.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL TECHNOLOGIES, LTD

Date: December 29, 2023	By:	/s/ Fredrick Cutcher
	Name:	Fredrick Cutcher
	Title:	Chief Executive Officer